EXHIBIT 99.2

MCG Capital Corporation PRESS RELEASE

1100 Wilson Boulevard

Suite 3000 Contact: Susan Camp

Arlington, VA 22209 (703) 562-7110

(703) 247-7500 SCamp@MCGCapital.com

(703) 247-7505 (FAX)

MCGCapital.com

FOR IMMEDIATE RELEASE

MCG Capital Announces Liquidity Renewal for $250 Million Secured Credit Facility

ARLINGTON, VA - May 1, 2008 - MCG Capital Corporation (Nasdaq: MCGC) announced today that SunTrust Bank has provided the annual renewal of its liquidity facility that supports MCG's $250 million committed secured warehouse credit facility.  This warehouse financing facility is funded through Three Pillars Funding LLC, an asset-backed commercial paper conduit administered by SunTrust Robinson Humphrey, Inc.  The warehouse financing facility operates like a revolving credit facility that is primarily secured by the assets of MCG Commercial Loan Funding Trust.  The warehouse facility maturity is November 2010, with annual liquidity renewals required each year.

In connection with this renewal, the interest rate for the Class A and Class B advances has increased to the commercial paper rate plus 1.50% and 2.50%, respectively. The Class A and Class B advances previously bore interest at the commercial paper rate plus 0.75% and 1.50%, respectively. The facility commitment fee has increased to 0.30%, versus 0.20% previously. MCG Capital paid a facility renewal fee of $750,000, or 0.30%.

About MCG Capital Corporation

MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to middle market companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth and working capital.

Forward-looking Statements:

This press release contains forward-looking statements (i.e., statements that are not historical fact) describing the Company's future plans and objectives. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission, including our Form 10-Ks, Form 10-Qs and Form 8-Ks. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. We undertake no obligation to update such statements to reflect subsequent events.